EXHIBIT 99.1

CIRCOR International, Inc. Appoints Tina M. Donikowski to Board of Directors
New Director Brings Wealth of Technology, Manufacturing and
Operations Experience to Company’s Board

Burlington, Mass. - March 30, 2017 - CIRCOR International, Inc. (NYSE: CIR), a leading provider of flow control solutions and other highly engineered products for markets including oil & gas, aerospace, power, process and industrial solutions, today announced the appointment of Tina M. Donikowski to its Board of Directors effective today.

Ms. Donikowski retired from General Electric Company in 2015 after 38 years with the company, where she served in a number of senior leadership positions, including most recently as Vice President, Global Locomotive Business, GE Transportation.

“Tina brings solid operations and global business experience to the company. Her understanding of what drives technology and manufacturing businesses will benefit CIRCOR as we continue our efforts to grow organically and through acquisition, while also streamlining operations. We are pleased to welcome Tina to the Board and look forward to her contributions,” stated David Dietz, Chairman of the Board of Directors of CIRCOR.

Ms. Donikowski holds a Bachelor of Science degree in Industrial Engineering, as well as an Honorary Doctorate, from Gannon University. She currently also serves on the Board of Trustees, Gannon University, and the Board of Trustees, Boys & Girls Club of Erie, Pennsylvania.

About CIRCOR International, Inc.

CIRCOR International, Inc. designs, manufactures and markets flow control solutions and other highly engineered products and sub-systems for markets including oil & gas, aerospace, power, process and industrial solutions. CIRCOR has a diversified product portfolio with recognized, market-leading brands that fulfill its customers’ unique application needs. The Company’s strategy is to grow organically and through complementary acquisitions; simplify CIRCOR’s operations; achieve world class operational excellence; and attract and retain top industry talent. For more information, visit the Company’s investor relations website at http://investors.circor.com.

Contact:
Rajeev Bhalla
Executive Vice President and Chief Financial Officer
781-270-1210